Exhibit 10.69

SEPARATION AND GENERAL RELEASE AGREEMENT

I, Richard H. Goshorn, acknowledge that my employment with VeriSign, Inc. (“Verisign” or the “Company”) terminated on November 14, 2014 (the “Termination Date”). In consideration of the mutual promises, covenants, and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree to be bound by the terms of this Separation and General Release Agreement (this “Agreement”) as follows:
1.Severance Pay and Benefits:
(a)In General: I understand and agree that Verisign shall provide me with the severance pay and benefits set forth in Paragraphs 1(b) and 1(c) below (the “Separation Package”) only if I sign this Agreement and return it in a timely manner, do not revoke my acceptance, and provided that I have complied and continue to comply with my obligations as set forth in this Agreement. I understand and agree that I am not otherwise entitled to receive any of the Separation Package specified in this Section, and I am receiving the below Separation Package only because of my acceptance and non-revocation of the terms of this Agreement and fulfillment of the promises contained herein.
(b)Cash Severance Payment: Subject to the foregoing, Verisign will pay me a one-time lump sum cash severance payment of One Million, Three Hundred, Seventy-Nine dollars and zero cents ($1,000,379.00), less income tax withholding and other standard payroll deductions (“Cash Severance Payment”). This gross amount constitutes the total of the following components:
(i) base severance pay in the gross amount of Three Hundred, Thirteen Thousand, Eight Hundred, Forty-Seven dollars and Zero cents ($313,847.00), which represents forty (40) weeks of my current base salary;
(ii) a cash equivalent in the gross amount of Two Hundred, Twelve Thousand, Nine Hundred, Seventy-Six dollars and Zero cents ($212,976.00), which represents my VPP bonus assuming achievement of the bonus target, prorated at 87%;
(iii) additional severance pay in the gross amount of Thirteen Thousand, Five Hundred Fifty-Six dollars and Zero cents ($13,556.00), which represents forty (40) weeks of my COBRA premiums for medical, dental, and vision insurance based on my participation as of the Termination Date; and
(iv) additional severance pay in the gross amount of Four Hundred, Sixty Thousand dollars and Zero cents ($460,000.00).
All lawful withholdings and deductions, including for income tax withholdings and employment taxes, will be made from the Cash Severance Payment made under this Agreement. The Cash Severance Payment will be direct deposited into the bank account last given to Verisign by me. For purposes of any 401(k) plan or other retirement plans, I understand and agree that the Cash Severance Payment does not constitute salary and wages to which existing employee contribution elections and/or employer match, if any, apply. Subject to the foregoing, this Cash Severance Payment shall be made within 30 days after January 1, 2015.

Richard H. Goshorn
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Exhibit 10.69

(c)Outplacement Assistance: Verisign will provide outplacement services to assist me with my external job search for up to fifty-two (52) weeks following the Termination Date. These services will be provided by the outplacement services vendor designated by Verisign, and the nature and amount of outplacement services that will be provided by the vendor within that period will be determined by Verisign in its sole discretion. I understand that no outplacement services will be provided to me unless I activate this service on or before the thirtieth (30th) calendar day following the Termination Date.  I also understand and agree that any such outplacement services will immediately cease and no additional outplacement services will be provided upon the occurrence of any of the following: (i) Verisign withdraws this Agreement for any reason before it is executed by me; (ii) I fail to return a signed copy of this Agreement in a timely manner; or (iii) I revoke my acceptance of this Agreement in a timely manner.
2.Taxes: All lawful withholdings and deductions, including for income tax withholdings and employment taxes, will be made from the Cash Severance Payment made under this Agreement. I understand and agree that I am solely and entirely responsible for paying and discharging any taxes on amounts I receive because I signed this Agreement or because of the Separation Package. I agree to cooperate fully with Verisign in the event of a tax audit involving the Separation Package and in the administration of the Separation Package. I agree to indemnify and hold harmless Verisign against any claim or liability for any such taxes and any related penalties and/or interest in the event any federal, state, or local taxing authority assesses any such taxes, penalties and/or interest.
3.No Further Benefits: I acknowledge that I have been paid all wages, bonuses, compensation, and accrued, unused vacation earned during my employment with Verisign through the Termination Date and have been reimbursed for all business expenses that I have incurred. Except as otherwise provided herein, I shall not be entitled to any other or further compensation, remuneration, benefits, payments, or any equity issue of or from Verisign; provided, however, that nothing in this Agreement affects any vested benefits that I may have under any retirement plan. I understand and agree that the terms and conditions of the plans and agreements under which my stock options and restricted stock units, if any, were granted shall continue to control, including, for example, the limitations on the period within which the stock options may be exercised following the Termination Date. I further understand, acknowledge and agree that certain equity grants made to me continue to be subject to additional restrictions imposed by the Verisign Stock Retention Policy for Verisign Board of Directors and Section 16 Officers (the "Verisign Stock Retention Policy") and I agree to comply with all such applicable restrictions. I understand and agree that any remaining continuation and/or conversion rights that I may have to health or other insurance benefits will be as provided by the terms and conditions of those plans and applicable law and have or will be provided under separate cover.
4.Complete and General Release:
(a)    In General: Except as otherwise provided in this Section, I, for myself and on behalf of my heirs, executors, administrators, and personal representatives, hereby irrevocably, unconditionally, and absolutely release and forever discharge Verisign and all of the Released Parties (as defined below) of and from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions, causes of action, obligations, damages, and liabilities whatsoever that I now have, have had, or may have, whether the same be known or unknown, suspected or unsuspected, at law/in equity/or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction on or before the Effective Date of this Agreement. This is a general release. By signing this Agreement, I knowingly and voluntarily agree to forego all claims and potential claims against Verisign and the other Released Parties. I agree that this release will extinguish all claims that have arisen at any time up through the Effective Date of this Agreement.

I understand and agree that I am releasing all known and unknown claims, promises, causes of action, or similar rights of any type that I may have with respect to Verisign or any of the Released Parties, including, but not limited to, claims that in any way relate to: (1) my employment with Verisign or the ending of that employment; (2) any claimed rights I may have to any severance/separation pay, bonuses, compensation, equity, or other benefits; (3) any and all issues raised or that could have been raised in any litigation against Verisign or any of the Released Parties; and (4) any claims to attorneys’ fees or costs.

Richard H. Goshorn
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Exhibit 10.69

I further understand that the claims that I am releasing may arise under many different laws, including the following: the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Civil Rights Acts of 1964 and 1991; Section 1981 of the Civil Rights Acts of 1964 and 1991; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act of 1963; the Americans With Disabilities Act; the Pregnancy Discrimination Act of 1978; Sections 503 and 504 of the Rehabilitation Act of 1973; Executive Orders 11141 and 11246; any other federal, state, or local law prohibiting employment discrimination, including the Virginia Human Rights Act, and Title 40.1 Labor and Employment of the Code of Virginia; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act of 1938 (“FLSA”); the Family and Medical Leave Act of 1993 (“FMLA”); the Consolidated Omnibus Budget Reconciliation Act of 1985; the Uniformed Services Employment and Reemployment Rights Act; the Sarbanes-Oxley Act of 2002, federal and state securities laws, and the rules promulgated thereunder; any federal, state, or local law restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied contracts, requiring an employer to deal with employees fairly or in good faith, or governing or affecting any short-term or long-term disability plans; any other federal, state, or local law providing recourse for whistleblowing or alleged violations of wage and hour law, labor relations laws, wrongful or abusive discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentations, defamation, interference with contract or employment, assault and battery, and other tort claims.

The laws referred to in this subsection include statutes, ordinances, regulations and other administrative guidance, including any amendments thereto, and common law doctrines. If any claim is not subject to release, to the maximum extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Verisign or any of the other Released Parties is a party.
(b)    Unknown Claims: I understand that I am releasing claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Agreement or otherwise agreeing to its terms. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights that I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so. I am not waiving any future claims that arise after the execution of this Agreement and that do not exist at the time I execute this Agreement.
(c)    Acknowledgment: By signing this Agreement, I agree that: (i) I have not suffered any injuries or occupational diseases relating to or arising out of my employment with Verisign; (ii) I have received all wages and leave to which I was entitled as an employee of Verisign; (iii) I am not aware of any facts or evidence of any discrimination or retaliation by Verisign; and (iv) I am not currently aware of any facts or circumstances constituting a violation of the FMLA or the FLSA, or any similar state law. I acknowledge and waive any claim for any attorneys’ fees, costs, and expenses.
(d)    Released Parties: I unconditionally, knowingly, and voluntarily release and forever discharge the following persons and entities from the above claims: VeriSign, Inc., its subsidiaries, affiliates, partnerships, joint ventures, benefit plans, and, with respect to each of them, their former and current parents, subsidiaries, predecessors, purchasers, and successors; and, with respect to each such entity, all of its past and present directors, officers, employees, shareholders, advisors, consultants, suppliers, attorneys, assigns, fiduciaries, insurers, agents and representatives (collectively, the “Released Parties”).

Richard H. Goshorn
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Exhibit 10.69

5.Additional Promises:
(a)    Agreement Not to File Actions: I agree not to file, join in, or prosecute further any lawsuits against Verisign and the other Released Parties concerning any matter in any way arising out of or relating in any way to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction on or before the date of this Agreement. By signing this Agreement, I agree not to sue Verisign and/or any of the other Released Parties for anything arising up through the Effective Date of this Agreement. I further represent that as of the date that I sign this Agreement, I have no pending grievances, claims, complaints, administrative charges, or lawsuits against Verisign or any of the Released Parties in or with any administrative, state, federal, or governmental entity, agency, board, or court or before any other tribunal or panel of arbitrators, public or private, based upon any actions or omissions by the Released Parties occurring prior to my execution of this Agreement.
(b)    No Admission of Liability: I understand that by offering me the Separation Package under this Release Agreement, Verisign and the other Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. I understand and agree that this Agreement is not an admission by Verisign or the other Released Parties of any liability, guilt, wrongdoing, fault, liability, or generally and shall not be used or construed as such in any legal or administrative proceeding, arbitration, or otherwise.
(c)    Duty to Cooperate in Litigation Matters: I agree to cooperate fully, in good faith, and to the best of my ability with Verisign in connection with any and all pending, potential, or future claims, investigations, or actions that directly or indirectly relate to any action, event, or activity about which I may have knowledge in connection with Verisign. Such cooperation shall include all assistance that Verisign, its counsel, or its representatives may reasonably request, including but not limited to, reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that Verisign shall reimburse me for all pre-approved and reasonable expenses actually incurred by me in fulfilling my obligations hereunder, although I agree I shall not be compensated for my time for such cooperation. Nothing herein shall in any way impact my obligation to give truthful testimony under oath in any legal proceeding.
(d)    Duty to Cooperate in Transition: I agree to answer any practical administration or business questions which may arise and to make myself reasonably available to assist Verisign in its transition of my duties following my employment and to cooperate with any other reasonable request by Verisign which may require my services after the end of my employment as related to such transition of duties. For the purpose of this paragraph, the transition period shall be six (6) months following the Termination Date and I shall not be required to spend more than five (5) hours per month answering such questions. I agree that I will not seek or be entitled to any additional compensation for such assistance or cooperation.
(e)    Non-Disparagement: I agree that I will not make, publish, write, disseminate, communicate, or directly or indirectly make or cause any person or entity to communicate or make, any critical, disparaging, derogatory, adverse, libelous, slanderous, or defamatory remarks, comments, statements, or communications about Verisign or any of the Released Parties, including, but not limited to, Verisign’s business and the business and/or personal policies, practices, decisions, reputations, or conduct of any of the Released Parties. Verisign agrees to instruct the Chief Executive Officer of the Company, all members of the Board of Directors, and all Senior Vice Presidents, all who are in such positions as of the Effective Date,  not to defame or disparage me.
(f)    No Public Statements: I will not make any public statement about Verisign or my separation from Verisign, without the advance written approval of the Board. In connection with this Agreement, Verisign is permitted to make all filings required under the federal securities laws or otherwise.

Richard H. Goshorn
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Exhibit 10.69

(g)    Return of Company Property: I understand and agree that as a condition of receiving any of the Separation Package under this Agreement, all Verisign property and Proprietary Information (as defined below) must be returned to Verisign. I have returned to Verisign all property and Proprietary Information belonging or entrusted to Verisign, wherever stored or located and in whatever form, in my possession, custody, or control. Such property and Proprietary Information includes, but is not limited to: laptops, iPads, and other computers; Blackberries, iPhones, or other handheld electronic devices; hard drives, thumb drives, or other electronic storage devices; security badges, access cards, and credit cards; and emails, correspondence, notes, files, and other documents. I have not retained any copies of Proprietary Information, whether in hard copy, electronic, or otherwise.
(h)    Implementation: I agree to sign any documents and complete anything else that is necessary in the future to implement this Agreement, including, but not limited to, any documents reflecting my resignation as an officer and/or a member of the Board of Directors of any affiliate or subsidiary of VeriSign, Inc. and any other documents required to effectuate such resignations.
(i)    Medicare Representation: I have fully considered Medicare’s interests pursuant to the Medicare Secondary Payer rules, and in doing so, I declare that as of the Effective Date of this Agreement: (i) I am not Medicare eligible (i.e., I am not 65 years of age or older; I am not suffering from end stage renal failure; and I have not received Social Security benefits for 24 months or longer), and (ii) I have not made a claim against Verisign (this does not include any group health plans of Verisign) involving any illness, injury, incident, or accident in which medical expenses were, or are expected to be, incurred. Based on these representations, Verisign and I have determined that Medicare has no interest in any payments hereunder and no reporting is required to Medicare. However, if Medicare (or the agency representing Medicare’s interests) later determines that it does have an interest in any payments to me under this Agreement, I agree to indemnify Verisign promptly for any payments Verisign makes to Medicare (or the agency collecting on behalf of Medicare) as a result of any payments under this Agreement.
6.Proprietary Information; Continuing Obligations:
(a)I acknowledge that during the course of my employment with Verisign, I have acquired knowledge of, and/or had access to, trade secrets, material non-public information, and confidential and proprietary information of Verisign, its subsidiaries, and affiliates, and of third parties that is subject to confidentiality and other agreements by and between Verisign and those third parties (“Proprietary Information”). Such Proprietary Information, includes, but is not limited to: financial and pricing information; business, purchasing, research, development, and product plans and strategies (including, without limitation, any financial or other corporate strategies); strategic roadmaps; patent applications and invention disclosures; customer lists and information; vendor lists; key contacts and habits; performance metrics; marketing information, plans, and strategies; existing and anticipated agreements with customers, vendors, and other third parties; specific contract terms; product design information; information regarding Verisign employees, their projects, salaries, benefits, and other personnel information.
(b)I acknowledge and agree that I have undertaken an obligation, both during and after my employment with Verisign ends, not to use, disclose, or make available to others any Proprietary Information except as authorized by Verisign.
(c)I understand and agree that I will continue to be bound by my obligations with respect to Proprietary Information, inventions, and non-solicitation as set forth in my Assignment of Invention, Nondisclosure and Nonsolicitation Agreement and any other agreements previously entered into by me with Verisign or its predecessors. I agree that such agreements shall remain in effect and will continue to be binding on me after the ending of my employment with Verisign notwithstanding anything herein to the contrary.
(d)I understand, acknowledge and agree that notwithstanding anything else in this Agreement I will continue to be subject to the Verisign Incentive Compensation Recovery Policy even after the termination of my employment with Verisign.

Richard H. Goshorn
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Exhibit 10.69

(e)I represent and warrant that I have not, directly or indirectly, taken any action prior to signing this Agreement which if taken by me would be a breach of my obligations with respect to Proprietary Information, inventions, and non-solicitation.
7.Offer Period and Effective Date:
(a)    I acknowledge that I am forty (40) years of age or older at the time I sign this Agreement.
(b)    I further acknowledge and understand that I have twenty-one (21) calendar days from my receipt of this Agreement to consider my decision to sign it. I acknowledge that: (i) I took advantage of this period to consider this Agreement before signing it; (ii) I carefully read this Agreement; (iii) I fully understand it; (iv) I am entering into it voluntarily; and (v) Verisign strongly encourages me to discuss this Agreement with an attorney before signing it and that I did so to the extent I deemed appropriate. Acceptance must be made by delivering a signed copy of this Agreement to Verisign as instructed below the signature line. I understand and agree that for such acceptance to be effective, the Agreement must be signed no later than the twenty-first calendar day after I received this Agreement and must be promptly received by Verisign thereafter (i.e., no later than three business days after the end of this consideration period). I understand that this Agreement may be withdrawn if not executed within the twenty-one-calendar day consideration period and promptly returned to Verisign as described herein.
(c)    I acknowledge and understand that I also may revoke this Agreement within seven (7) calendar days following my execution of this Agreement. I understand and agree that revocation by me under this Section must be in writing and faxed to and received by Ellen Petrocci, Vice President, Human Resources, VeriSign, Inc., at (703) 948-3855 (fax) no later than the final calendar day of the revocation period. I further understand and agree that this Agreement shall not become effective or enforceable until the revocation period has expired and the signed Agreement has been timely returned by me to Verisign, and that no monies shall be paid or benefits provided to me if I exercise my right to revocation. Accordingly, the “Effective Date” of this Agreement shall be the eighth calendar day following my signing of this Agreement, provided I have not previously revoked the Agreement and have timely returned the signed Agreement. I understand and agree that no court or agency must specifically approve this Agreement or its terms and conditions, including the release of claims herein, for it to become effective.
8.Enforcement; Consequences of Breach: I agree that my breach of any of the promises and covenants contained or referenced in this Agreement, including, without limitation, the filing of a lawsuit against Verisign, shall be considered a material breach of this Agreement and entitle Verisign to recover from me any monies paid to me, any other remedies available at law, and costs and reasonable attorneys’ fees incurred in enforcing this Agreement, unless otherwise specifically prohibited by statute or regulation. However, I understand that nothing in this Agreement will interfere with my right to challenge the enforceability of this Agreement’s release of claims under the ADEA, and I shall not be required to tender back payments made to me, nor will I be liable for the costs and attorneys’ fees that Verisign or any of the Released Parties incur in connection with a challenge by me of the foregoing release of claims under the ADEA. I agree that, in the event of a breach or threatened breach of any of the covenants herein, in addition to such other remedies as Verisign may have at law, without posting any bond or security, Verisign shall be entitled to seek and obtain equitable relief, in the form of specific performance, injunctive relief, or any other available equitable remedy. The seeking of an injunction or order shall not affect Verisign’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.
9.Limitations: Notwithstanding anything herein to the contrary, nothing in this Agreement will waive, relinquish, diminish, or in any way affect: any vested rights that I may have under any Company retirement plan; my right to challenge the validity and enforceability of this Agreement’s release of claims under the Age Discrimination In Employment Act; or my right to enforce this Agreement. Further, I understand that nothing in this Agreement precludes me from initiating, cooperating, or participating in a lawful governmental investigation, such as with the Equal Employment Opportunity Commission (“EEOC”), including providing truthful information therewith. To the maximum extent permitted by law, I expressly waive any right to any monetary recovery or any other individual relief

Richard H. Goshorn
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Exhibit 10.69

in connection with any such investigation, EEOC charge or other administrative charge or should any federal, state or local administrative agency or any other person or entity pursue any claims on my behalf arising out of or related to my employment and/or the ending of that employment with Verisign, or concerning any matter released herein.
10.Miscellaneous:
(a)Tax Code Compliance: This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and Treasury guidance promulgated thereunder. The preceding sentence, however, shall not be construed as a guarantee by Verisign of any particular tax effect to me under this Agreement.
(b)Reformation and Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If, however, any of the provisions contained in this Agreement is declared illegal, unenforceable, or ineffective in a legal forum of competent jurisdiction, I agree that such provision shall be modified and reformed, if possible, in order to achieve, to the extent possible, the intentions of the parties, and, if necessary, such provision shall be deemed severable, such that all other provisions contained in this Agreement shall remain valid and binding; provided, however, that if any portion of the general release is held to be invalid or unenforceable, then the entire Agreement, including any obligation for Verisign to provide any payments or benefits hereunder, shall be voidable at the option of Verisign.
(c)Full Defense: This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted, or attempted by me or on my behalf in breach hereof.
(d)No Waiver: The parties recognize, acknowledge, and agree that the failure by Verisign to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive Verisign of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach. No waiver of a right under any provision of this Agreement shall be binding on Verisign unless made in writing and signed by an authorized representative of Verisign.
(e)Interpretation; Applicable Law; Jurisdiction: This Agreement shall be construed as a whole and according to its fair meaning. It shall not be construed strictly for or against any of the parties, notwithstanding any statutory or common law provisions that would suggest otherwise. Section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any Section thereof. The validity, interpretation and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. I agree that the exclusive jurisdiction and venue of any lawsuit arising under this Agreement shall be the United States District Court for the Eastern District of Virginia, Alexandria Division, and if there is no jurisdiction in that court, jurisdiction shall be in Virginia state court in Fairfax County, and I hereby irrevocably agree, acknowledge, and submit to the exclusive jurisdiction and venue of such courts for the purposes of any such lawsuit.
(f)Jury Trial Waiver: I understand and agree that Verisign and I each waive our right to a trial by jury in any proceeding brought with respect to this Agreement or any right or obligation hereunder or any matter covered by this Agreement. I understand that by giving up the right to a jury trial by this subsection, Verisign and I are not giving up our right to make a legal claim against the other Party with respect to matters concerning this Agreement; we are only giving up our right to have a jury decide that claim.
(g)Successors: I understand and agree that this Agreement shall be binding upon my assigns, heirs, executors, and administrators and shall inure to the benefit of the officers, directors, employees, agents, subsidiaries, affiliates, predecessors, successors, purchasers, assigns, and representatives of Verisign.

Richard H. Goshorn
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Exhibit 10.69

(h)No Transfer or Assignment of Claims: I represent and warrant that: (a) no person other than me had or has claimed any interest in the claims referred to anywhere in this Agreement; (b) I have the sole right and exclusive authority to execute this Agreement and to receive the consideration paid or given pursuant hereto; (c) I have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against Verisign or any of the Released Parties or portion thereof or interest therein, and; (d) I will not assign or otherwise transfer any claim or demand relating to any matter covered by this Agreement or the consideration to be paid or given pursuant hereto.
(i)Entire Agreement: This Agreement constitutes the entire agreement between the parties regarding the subject matter herein and, except for Section 6 (Proprietary Information; Continuing Obligations), supersedes all prior agreements between the parties, whether written, oral, or otherwise, and all previous discussions, promises, representations, and understandings relating to the topics herein discussed are hereby merged into this Agreement. The parties agree that there are no additional promises or terms other than those contained or referred to herein. For avoidance of doubt, I acknowledge and agree that nothing in this Agreement is intended to supersede any obligations that I may have regarding confidential information, inventions, and non-solicitation set forth in any agreements previously signed by me, which shall remain in effect and continue to be binding on me after the ending of my employment.
(j)Modification: This Agreement shall not be modified, waived, or amended except in writing signed by me and an authorized executive of Verisign.
(k)Signature. I agree that this Agreement need not be signed by Verisign to be enforceable and the presentation of this Agreement to me constitutes Verisign’s acceptance of its terms and agreement to be bound thereto. I understand and agree that I must return this signed Agreement via facsimile transmission to Verisign as instructed below the signature line by the applicable deadline set forth in Section 7, and a facsimile, PDF or email copy of my signature on this Agreement shall be deemed the equivalent of an original.
(l)Headings: The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement or to define or limit the scope of any Paragraph of this Agreement.

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Richard H. Goshorn
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Exhibit 10.69

BY SIGNING MY NAME BELOW, I ACKNOWLEDGE AND REPRESENT THAT I AM ENTERING INTO THIS AGREEMENT FREELY, KNOWINGLY, AND VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS TERMS AND EFFECT. I AM ADVISED TO CONSULT WITH MY OWN PERSONAL ATTORNEY BEFORE SIGNING THIS AGREEMENT. I ALSO ACKNOWLEDGE AND REPRESENT THAT I HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

Employee:

November 21, 2014	/s/ Richard H. Goshorn
Date	Signature

Richard H. Goshorn
Printed Name

Please remember to sign this Agreement and, by the applicable deadline set forth above, either: (a) fax the entire Agreement to Ellen Petrocci, Vice President, Human Resources, , at (703) 948-3855; or (b) mail a complete copy of the entire Agreement in the enclosed pre-addressed and stamped overnight mail envelope to Ellen Petrocci, Vice President, Human Resources.

Richard H. Goshorn
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